Exhibit 10-e
AT&T INC.
SHORT TERM INCENTIVE PLAN

Effective January 1, 2025

The Short Term Incentive Plan (“Plan”) is established to provide Executive Officers, Officers, and Senior Managers with short-term incentive compensation based upon the achievement of performance goals.

1.Definitions.

For purposes of this Plan, the following underlined words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Award shall mean an award under this Plan, which shall consist of the Target Award and related payout schedule, together with the associated Performance Goals, Performance Period, and any other terms and conditions, as well as the Key Contributor Award.

AT&T or the Company shall mean AT&T Inc., a Delaware Corporation.

Disability shall mean absence of an Employee from work under the relevant Employer disability plan.

Employee shall mean any person designated as an employee in the payroll and personnel records of an Employer and paid on an Employer’s payroll system.

Executive Officer shall mean any Officer who is identified by AT&T as an executive officer under Rule 3b-7 of the Securities Exchange Act of 1934.

Employer shall mean AT&T or any of its Subsidiaries.

Leave of Absence shall mean an Employee’s absence from employment with an Employer on a formally granted leave of absence (i.e., the absence is with formal permission in order to prevent a break in the continuity of term of employment, which permission is granted (and not revoked) in conformity with the rules of the applicable Employer, as adopted from time to time).

Officer shall mean an Employee who is designated as an officer for compensation purposes on the records of AT&T.

Performance Goals shall mean any financial, service, or other goals applicable to the payment of Target Awards under this Plan.

Performance Period shall mean the time period over which Performance Goals are measured, but in no case shall a Performance Period exceed one (1) year.

Retire or Retirement shall mean the Termination of an Employee’s employment with AT&T or any of its subsidiaries on or after attaining one of the following combinations of age and Term of Employment (as determined under the applicable Employer pension plan), as applicable:

    Term of Employment    Age
    10 years or more    65 or older
    20 years or more    55 or older
    25 years or more    50 or older
    30 years or more    Any age

Notwithstanding the foregoing, “Retire” or “Retirement” for an Employee also refers to the Termination of Employment of an Employee, other than for cause, who has attained age 55 and has completed a 5-year Term of Employment, provided, however, that individuals who first participated in this Plan on or after October 1, 2015, must have completed a 10-year Term of Employment.

Senior Manager shall mean an Employee who is designated as a senior manager for compensation purposes on the records of AT&T.

SEVP-HR shall mean the AT&T’s highest ranking Officer (below the Chief Executive Officer (CEO)) who is specifically responsible for human resources matters. Any authority granted to the SEVP-HR shall also be held by the CEO.

Subsidiary shall mean any U.S. corporation in which AT&T owns, directly or indirectly, more than fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which AT&T owns, directly or indirectly, more than fifty percent (50%) of the combined equity thereof.

Target Award shall mean a specific dollar value or percentage of salary that may be paid based on the 100% achievement of the related Performance Goals.

Termination of Employment, Termination, or a similar reference shall mean the event where the Employee ceases to be an Employee and is no longer employed by an Employer.

2.     Administration.

The Human Resources Committee (the “Committee”) shall have complete authority over the administration of the Plan and the authority to construe, interpret, and implement the Plan or any Award thereunder, and make factual determinations under the Plan. The CEO and the SEVP-HR, in their sole respective discretions, shall have complete authority to construe, interpret, and implement the provisions of the Plan or any Award solely with respect to Plan or Award matters delegated to them or to delegate all or part of their authority. All actions and determinations by the Committee, the CEO, the SEVP-HR (each an “Administrator”), or their respective delegates, authorized by this Plan shall be final and binding and shall be afforded the greatest legal deference on review.

3.Establishing, Modifying, or Terminating Awards.

Awards under this Plan shall be established, modified, or terminated as provided in Schedule A – Approval Authorities.

4.     Award Terms.

An authorized Administrator establishing an Award, shall determine the terms and conditions of the Award, including any Performance Goals and associated performance exclusions that would be used to determine, in whole or in part, the amount of any payout of an Award. The terms of an Award, including any Performance Goals and associated performance exclusions, may be modified, reduced or cancelled at any time before the Award is finally distributed.

5.     Final Award Determination.

Actual performance shall be compared to any predetermined Performance Goals to determine payout of Awards. An authorized Administrator shall then determine the percentage of the Target Award (using the related payout schedule) to be distributed to Employees for the relevant Performance Period as it may determine in its sole and complete discretion.

The final Award to be distributed to an Employee (or former Employee) may be more or less in an authorized Administrator’s discretion (including no award) than the percentage of the Target Award determined for such Employee; for example, an authorized Administrator may approve a final Award greater or less than the (prorated, if applicable) performance-adjusted Target Award.

Determination and distribution of all Awards is subject to approval by an authorized Administrator, except as provided herein. All Awards are payable in cash and will be paid within two and one-half (2 ½) months of the end of the Performance Period and in all cases no later than March 15 of the year following the year in which a Performance Period ends.

For purposes of the Stock Purchase and Deferral Plan and the Cash Deferral Plan, the portion of an Award payout that is earned while an Employee is a Senior Manager or an Officer shall be classified as a Short Term Incentive Award. For purposes of other plans, the portion of an Award payout that is earned while an Employee is a Senior Manager or below shall be classified as an Annual Bonus; and the portion earned while an

Employee is an Officer shall be classified as a Short Term Incentive Award. In each case, unless otherwise provided by an authorized Administrator, the Key Contributor Award, if any, paid with respect to a Performance Period shall be classified as either an Annual Bonus or a Short Term Incentive Award, based upon the recipient’s management level at the end of the Performance Period.

6.    Key Contributor Awards.

An authorized Administrator may provide an additional payment to recipients of Target Awards to recognize and reward outstanding or exceptional achievement. Such a payment shall be called a "Key Contributor Award" or “KCA.” The number of Employees within an organization that may receive a KCA may be limited by an authorized Administrator.

7.    Award Adjustments.

Unless otherwise provided by an authorized Administrator, an Employee who experiences one of the following events during the Performance Period shall have his/her Award under this Plan automatically adjusted as follows:

When an Award is established after the beginning of the Performance Period	Award shall be prorated based on the time period of active service under the applicable Award terms
Modification of an Award during the Performance Period	Award shall be prorated based on the time period of active service under each applicable set of Award terms
Leave of Absence during the Performance Period	Award shall be prorated to exclude the time period of the leave
Involuntary Termination during the Performance Period	Award shall be prorated to the date of Termination of Employment
Voluntary Termination prior to the end of the performance period (except as provided below)	No Award

Retirement or Termination of Employment due to death or Disability during the performance period	Award shall be prorated to the date of Termination of Employment
Dismissal for cause, even if Retirement eligible, during or after a Performance Period, but prior to Award payout	Award shall be forfeited upon Termination of Employment

The receipt of short-term Disability benefits during the Performance Period shall have no effect on an Award.

8.    Other Conditions.

A.No person shall have any claim to be granted an Award under the Plan and there is no obligation for uniformity of treatment of Employees under the Plan. Awards under the Plan may not be assigned or alienated.
B.Neither the Plan nor any action taken hereunder shall be construed as giving to any Employee the right to be retained in the employ of AT&T or any subsidiary thereof.
C.Awards shall be subject to applicable withholding taxes as required by law.
D.The Plan shall be governed by the laws of the State of Texas and applicable Federal law.
E.The AT&T Rules for Employee Beneficiary Designations shall apply to Awards under this Plan.

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